Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated January 29, 2007, except for the effects of the discontinued operations described in Note 17, as to which the date is May 30, 2007, relating to the financial statements and financial statement schedule as of December 31, 2005 and for the years ended December 31, 2005 and 2004, which appears in SIRVA, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
November 29, 2007